Exhibit 10.2

FIFTH AMENDMENT TO OFFICE LEASE

This Fifth Amendment to Office Lease (this “Fifth Amendment”) is made and entered into by and between ASP, Inc., the managing partner of Boulder Tower Tenants in Common (“Landlord”), and HELMERICH & PAYNE, INC., a Delaware Corporation (the “Tenant”), effective on and as of the date on which Tenant executes this Fifth Amendment, as set forth on the signature page (the “Effective Date”).

W I T N E S SETH

WHEREAS, Landlord and Tenant previously entered into that certain Office Lease dated May 30, 2003, as amended by that certain First Amendment to the Lease dated as of May 23, 2008, Second Amendment to Lease dated December 13, 2011, and Third Amendment to Office Lease (with form of Fourth Amendment to Office Lease attached thereto as Exhibit “B”) dated September 5, 2012 (“Lease”); pursuant to which Landlord leases to Tenant certain premises totaling 173,577 rentable square feet in the building commonly known as Boulder Towers (the “Building”), located at 1437 South Boulder, Tulsa, Oklahoma 74119 (the “Existing Premises”); and

WHEREAS, Landlord and Tenant desire to expand the Premises, and amend certain other terms of the Lease, all as more particularly provided hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1.                                      Definitions.  All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Fifth Amendment.

2.                                      Expansion Space.  Landlord and Tenant hereby confirm, stipulate and agree that the Existing Premises shall be expanded as of the term commencement date to include an additional 2,090 rentable square feet of office space (the “Fifth Floor Expansion Space”) as described in red outline on Exhibit “A” attached hereto.  The term commencement date (“TCD”) and date of rent commencement with respect to the Fifth Floor Expansion Space shall be the earliest of (i) the date of Substantial Completion of the Tenant Improvements, (ii) the date of Substantial Completion of the Tenant Improvements but for Tenant Delays, (iii) the date that Tenant, or any person occupying any of the Premises with Tenant’s permission, commences business operations from the Premises, or (iv) February 15, 2013.  Landlord shall diligently pursue completion of construction of the Tenant Improvements and use its commercially reasonable efforts to deliver possession of the Premises to Tenant with the Tenant Improvements Substantially Completed on or before the date that is sixty (60) days following the date Final Plans are set for the Tenant Improvements (“Estimated Commencement Date”).  For purposes of this Fifth Amendment, the term “Tenant Delay” as used in Exhibit “B” of the Lease is replaced with the following:  “The term “Tenant Delay” shall include, without limitation, any delay in the completion of construction of Tenant Improvements resulting from (i) any delay caused by Tenant’s failure to comply with the provisions of the Work Letter, (ii)  delay in work caused by submission by Tenant of any Tenant Change Orders, which in the aggregate result in the delay in the construction of the Tenant Improvements for more than thirty (30) days, (iii) any delay caused by commencement of business operations in the Leased Premises before the TCD, or (iv) any delay by Tenant in timely submitting comments or approvals to the Temporary Plans or Final Plans or any delay caused by Tenant in the initial delivery of the Temporary Plans to Landlord within fourteen (14) calendar days of the execution of the Fifth Amendment.”  Unless sooner terminated as provided herein or in the Lease, the term for the Fifth Floor Expansion Space will end on the day immediately preceding the eighty-sixth (86th) month anniversary of the TCD.  Annual Rental for the Fifth Floor Expansion Space payable by Tenant under the Lease shall be as follows:

Months 1 to 2, inclusive:
Monthly Installment:	$0.00 ($ 0.00 /square foot of rentable area/annum)

Months 3 to 62, inclusive:
Monthly Installment:	$2,525.42 ($ 14.50 /square foot of rentable area/annum)

Months 63 to 86, inclusive:
Monthly Installment:	$2,612.50 ($ 15.00 /square foot of rentable area/annum)

With such Fifth Floor Expansion Space, the total rentable square feet of the Leased Premises is 175,667 rentable square feet and the total rentable area of the Building is 521,802 rentable square feet.  In the event the parties execute the form of Fourth Amendment to Lease previously agreed to, the parties agree to modify that form prior to execution thereof in order to accurately reflect (after giving effect to this Fifth Amendment) the total rentable square feet of the Leased Premises, total parking spaces, and Tenant’s Share of Operating Expenses.  Notwithstanding anything to the contrary, the first two monthly installments of Annual Rental (the payment of which would otherwise commence on the TCD) is waived. Notwithstanding anything to the contrary, in the event the TCD is delayed or otherwise does not occur by the Estimated Commencement Date, and to the extent such delay was caused by other than a Tenant Delay, then Tenant shall be entitled to receive from Landlord a rent credit equal to one (1) day of free Annual Rent for every one (1) day that the Tenant Improvements are not Substantially Completed following the Estimated Commencement Date.

3.                                      Tenant’s Share and Operating Expense Base. Tenant’s Share attributable to the Fifth Floor Expansion Space shall be .40%. Tenant’s Share attributable to the entire Leased Premises after the addition on the TCD of the Fifth Floor Expansion Space shall be 33.67%.  The Operating Expense Base for the Fifth Floor Expansion Space shall mean the amount of Operating Expenses for the calendar year 2012. From and after the TCD, the 5% cap on increases in Tenant’s Share attributable to the Fifth Floor Expansion Space as to increases in Operating Expenses, as set forth in Section 4.02(g) of the H&P Lease, shall be applicable to the Fifth Floor Expansion Space and Tenant’s Share shall be made in reference to the base amount established in 2012.

4.                                      Tenant Improvement Allowance.  The Landlord shall provide Tenant a $14.00 per rentable square foot Tenant Improvement Allowance totaling $29,260.00 to reduce the cost of Tenant Improvements to be constructed in the Fifth Floor Expansion Space (in the same manner as set forth in Exhibit B of the Lease), inclusive of demolition, above ceiling modification, preliminary space planning and construction documents and construction.  Landlord shall timely pay the cost of Tenant Improvements up to the amount of the Tenant Improvement Allowance.  In the event that the total cost of Tenant Improvements is less than the Tenant Improvement Allowance, then the balance shall be used by Tenant to improve any area of the Leased Premises as long as the improvements are completed within two (2) years from the TCD.  In the event that the total cost of Tenant Improvements is more than the Tenant Improvement Allowance, then Tenant shall pay such excess costs when such amounts become due and owing to the contractors.

5.                                      Parking.  With respect to the Fifth Floor Expansion Space, the Landlord shall provide Tenant six (6) parking spaces, including one (1) reserved covered spaces in the attached parking structure and five (5) on a non-reserved basis on the existing surface lots. As of the TCD, Tenant shall have a total of four hundred seventy-three (473) parking spaces, which shall consist of one hundred thirteen (113) reserved covered spaces in the attached parking structure and three hundred sixty (360) on a non-reserved basis on the existing surface lots. These spaces are free of charge.

6.                                      Termination.  In the event that certain Office Lease between Landlord and The Helmerich Foundation of even date herewith (the “Foundation Lease”) is terminated for any reason, Tenant’s lease of the Fifth Floor Expansion Space will also terminate on the same date.  Landlord will immediately notify Tenant of any termination of the Foundation Lease.  Further, in the event Hans Helmerich ceases to be a member of the Board of Directors of Helmerich & Payne, Inc., Landlord agrees that Tenant may terminate the lease of the Fifth Floor Expansion Space upon written notice to Landlord.

7.                                      Authority. Each of Landlord and Tenant represents and warrants to the other that the execution, delivery and performance of this Fifth Amendment by such party is within the requisite power of such party, has been duly authorized and is not in contravention the terms of such party’s organizational or governmental documents.

8.                                      Binding Effect. Each of Landlord and Tenant further represents and warrants to the other that this Fifth Amendment, when duly executed and delivered, will constitute a legal, valid, and binding obligation of Tenant, Landlord and all owners of the Building, fully enforceable in accordance with its respective terms, except as may be limited by bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws affecting the rights of creditors generally and the availability of specific performance or other equitable remedies.

9.                                      Successors and Assigns.  This Fifth Amendment will be binding on the parties’ successors and assigns.

10.                               Brokers.  Tenant warrants that it has had no dealings with any broker or agent other than CB Richard Ellis/Oklahoma (the “Broker”) in connection with the negotiation or execution of this Fifth Amendment.  Landlord shall indemnify and hold Tenant harmless from and against any cost, expenses or liability for commissions or other compensation or charges of Broker.  Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed to be owed by Tenant to any broker or agent, other than Broker, with respect to this Fifth Amendment or the transactions evidenced hereby.

11.                               Amendments.  With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fifth Amendment shall supersede and control.

12.                               Counterparts.  This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Fifth Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.

13.                               Disclosure.  Members of the Boulder Towers Tenants in Common are licensed real estate brokers in the State of Oklahoma and are affiliated with Commercial Realty, LLC dba CB Richard Ellis|Oklahoma; they are also partners in Boulder Towers Tenants in Common, the Landlord.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to be effective as of the day and year as set forth above.

LANDLORD:

By: ASP, Inc.

Managing Partner of
Boulder Towers Tenants in Common

By:
Name:	William H. Mizener
Title:	President
Date Executed:

TENANT:

Helmerich & Payne, Inc.

By:
Name:	Steven R. Mackey
Title:	Executive Vice President
Date Executed: